Exhibit 10.8

Anika Therapeutics, Inc.

Restated Director Compensation Policy

The Board of Directors (the “Board”) of Anika Therapeutics, Inc. (including its subsidiaries, “Anika”) has approved this Restated Director Compensation Policy (this “Policy”) in order to provide a total compensation package that enables Anika to attract and retain, on a long-term basis, high caliber directors to serve on the Board. This Policy applies to each non-employee who serves as a director of Anika (each, a “Qualifying Director”).

Initial Compensation

For any individual who is elected to the Board and becomes a Qualifying Director on the date of Anika’s annual meeting of stockholders (“Annual Meeting”), the Qualifying Director will receive an initial grant of equity as set forth below in the section titled “Annual Equity Compensation”.

For any individual who is elected to the Board and becomes a Qualifying Director at a time other than at the Annual Meeting, upon his or her initial election to the Board, the Qualifying Director shall receive restricted stock units (“RSUs”) having a value of the amount set forth below in the section titled “Annual Equity Compensation” (or such other value as approved by the Board), pro-rated based on the number of months remaining between the first day of the month following the date on which the Qualifying Director is elected to the Board and the next May 31. By way of example, if an individual is elected to the Board on September 18, they would receive a pro-rated equity grant equivalent to $100,000 (October 1 through May 31 – 8 months at $12,500 per month).

Such grant shall vest on the earlier of (a) immediately prior to the next Annual Meeting or (b) the close of business on the first anniversary of the date on which such grant was made; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve on the Board of Anika, unless the Board determines that the circumstances warrant continuation of vesting.

In either case, the number of RSUs to be issued will be determined based on the fair market value (as determined in accordance with Anika’s 2017 Omnibus Incentive Plan (“Plan”)) of a share of Common Stock of Anika on the grant date, which grant shall be documented on Anika’s standard form of restricted stock unit agreement.

Annual Cash Compensation

Annually, generally in January or February of each year, the Compensation Committee of the Board recommends, and the Board approves, a cash retainer for each Qualifying Director for the current fiscal year. The amount of such cash retainer varies by year as approved by the Board. The current value of the cash retainer is as follows:

	Board	Annual Retainer
	Lead Director or Chair	$87,500
	Other Directors	$50,000
	Audit Committee
	Committee Chair	$20,000
	Other Committee Members	$10,000
	Compensation Committee
	Committee Chair	$15,000
	Other Committee Members	$7,500
	Governance and Nominating Committee
	Committee Chair	$10,000
	Other Committee Members	$5,000
	Capital Allocation Committee
	Committee Chair	$10,000
	Other Committee Members	$5,000

	Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors. The annual retainer will be paid quarterly, in arrears (or upon the earlier resignation, removal or other separation from service of the Qualifying Director). Amounts owing to Qualifying Directors as annual retainer shall be annualized, meaning that Qualifying Directors who join the Board during the calendar year shall receive a pro-rated amount based on the number of calendar days served by such Qualifying Director.

Annual Equity Compensation

On the date of each Annual Meeting, each Qualifying Director who is continuing as a Qualifying Director following the date of such Annual Meeting shall receive RSUs having a value of $150,000 (or such other value as approved by the Board), with the number of RSUs to be issued being determined based on the fair market value (as determined in accordance with the Plan) of a Common Share of Anika on the grant date, which grant shall be documented on Anika’s standard form of restricted stock unit agreement.

Such grant shall vest on the earlier of (a) immediately prior to the next Annual Meeting or (b) the close of business on the first anniversary of the date on which such grant was made; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve on the Board of Anika, unless the Board determines that the circumstances warrant continuation of vesting.

Reimbursement of Expenses

The foregoing compensation will be in addition to reimbursement of all reasonable out-of-pocket expenses incurred by Qualifying Directors in attending meetings of the Board and its committees and any other approved expenses associated with serving on the Board.

General
Administration	This Policy shall be administered and interpreted by the Compensation Committee of the Board and may be amended or repealed by the Board.
Dissemination	This Policy shall be distributed to each Qualifying Director of Anika upon its adoption by the Board and to each subsequently elected Qualifying Director upon commencement of his or her directorship.

LAST REVISED: December 22, 2023